The First American Corporation
         Computation of Consolidated Ratio of Earnings to Fixed Charges



The Company's consolidated ratio of earnings to fixed charges for each of the periods indicated are calculated as follows:



                                            Three months
                                           Ended March 31,               Year Ended December 31,
                                               2001          2000        1999          1998       1997       1996
                                           -------------    -------------------------------------------------------

Earnings:
Income before income taxes,
 minority interests and cummulative
 effect of accounting change              $39,198          $153,876     $169,972     $365,051    $114,377   $91,813

Add:  Fixed charges                        14,522            56,662       47,316       40,799      26,906    19,128
                                          -------          --------     --------     --------    --------   -------

Adjusted Earnings                         $53,720          $210,538     $217,288     $405,850    $141,283  $110,941
                                          -------          --------     --------     --------    --------  --------

Fixed Charges:
Portion of rent expense
 representative of the
 interest factor (deemed to
 be one-third)                            $ 7,968         $29,965       $27,391      $21,706     $16,615   $14,332
Interest Expense                            6,298          25,460        17,387       19,093      10,291     4,796
Capitalized interest                          256           1,237         2,538            -           -         -
                                          -------         --------------------------------------------------------
Toal fixed charges                        $14,522         $56,662       $47,316      $40,799     $26,906   $19,128
                                          -------         --------------------------------------------------------
Consolidated Ratio of
 Earnings to Fixed Charges                   3.70            3.72          4.59         9.95        5.25      5.80
                                          =======         ========================================================